CO-PROMOTION AGREEMENT

                                     BETWEEN

                                   ORTHOLOGIC

                                       AND

                          SANOFI PHARMACEUTICALS, INC.
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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

ARTICLE 1 - Definitions and Interpretation ................................    1
ARTICLE II - Committee ....................................................    8
ARTICLE III - Term and Termination ........................................    9
ARTICLE IV - Disclaimer of Warranties Limitation of Liability .............   11
ARTICLE V - Co-promotional Activities .....................................   12
ARTICLE VI - Compensation / Obligations ...................................   16
ARTICLE VII - Reports and Records .........................................   18
ARTICLE VIII - Trademark and Corporate Name ...............................   19
ARTICLE IX - Food and Drug Administration Compliance and Discontinuance
of Product ................................................................   20
ARTICLE X - Indemnification ...............................................   21
ARTICLE XI - Insurance ....................................................   23
ARTICLE XII - Confidential Information ....................................   23
ARTICLE XIII - Relationship of the Parties ................................   25
ARTICLE XIV - Termination for Breach or Default ...........................   25
ARTICLE XV - Property of the Parties ......................................   26
ARTICLE XVI - Injunctive Relief ...........................................   26
ARTICLE XVII - General Representations and Warranties .....................   26
ARTICLE XVIII - Force Majeure .............................................   28
ARTICLE XIX - Successors and Assignment ...................................   29
ARTICLE XX - Entire Agreement - Modifications .............................   29
ARTICLE XXI - Compliance with Law .........................................   29
ARTICLE XXII - Severability ...............................................   30
ARTICLE XXIII - Dispute Resolution and Governing Law ......................   30
ARTICLE XXIV - Waiver .....................................................   31
ARTICLE XXV - Survivability ...............................................   31
ARTICLE XXVI - Notices ....................................................   32
ARTICLE XXVII - Heading ...................................................   33
ARTICLE XXVIII- Language ..................................................   33
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ARTICLE XXIX - Exhibits and Schedules .....................................   33
ARTICLE XXX - No Third Party Rights .......................................   33
ARTICLE XXXI - Counterparts ...............................................   33
ARTICLE XXXII - Currency ..................................................   34
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                             CO-PROMOTION AGREEMENT

This exclusive co-promotion agreement (this "Agreement"), is made and entered into as of the 23rd day of June, 1997 (the "Effective Date") between SANOFI PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business located at 90 Park Avenue, New York, New York 10016-1389 ("Sanofi") and ORTHOLOGIC CORP., a Delaware corporation, with its principal place of business located at 2850 South 36th Street, Phoenix, Arizona 85034 ("OrthoLogic").

                                   WITNESSETH:
                                   -----------

WHEREAS, Sanofi owns certain rights in and to the Product as per the License Agreement;

WHEREAS, OrthoLogic has expertise in promoting device products; and

WHEREAS, Sanofi and OrthoLogic desire to enter into this Agreement with respect to OrthoLogic's promotion of the Product to the Target Audience.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Sanofi and OrthoLogic hereby agree as follows:

                                    ARTICLE I
                                    ---------
                         DEFINITIONS AND INTERPRETATION

         1.1 Definitions - The following terms, as used herein (unless a clear contrary interpretation appears), have the following meanings:

         "Affiliate" means (i) with respect to (a) Sanofi; (b) Sanofi, a societe anonyme organized under the laws of France, and ( c) any successor thereto ("Sanofi France") and any Person directly or indirectly controlled by Sanofi France and (ii) with respect to OrthoLogic or any other Person, any Person, directly or indirectly, controlled by, controlling or under common control with such Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlling" and "controlled") shall mean the possession, directly or
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indirectly,  of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning specified in the preliminary statements.

         "Attributable Unit" means the Units, net of returns, that are purchased by a Third Party and shipped to OrthoLogic's Target Audience.

         "Claims" has the meaning specified in Article 1 0.1.1

         "Committee" means the joint committee composed of representatives from OrthoLogic and Sanofi established pursuant to Article 2.1 hereof.

         "Competitive Product" means drugs or devices that include the same indications as the Product.

         "Complaint" has the meaning specified in Article 9.3.l.

         "Confidential Information" has the meaning specified in Article 12.1.

         "Contract Year" means each sequential twelve (12) month period during the Term with the first such period commencing on January 1, 1998.

         "Customers" means Persons involved in the distribution and utilization of the Product, including, but not limited to, wholesalers, physicians and managed care organizations.

         "Detail" or "Detailing" means a personal contact by a professional sales representative with a health care practitioner, health care institution, their employees or agents for the purpose of providing information on or stimulating interest in the use of purchase of pharmaceutical or health care products.

         "Effective Date" means the date the last Party executes this Agreement.
                                       2
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         "FDA" means the United States Food and Drug Administration or any other government body or agency that succeeds it.

         "FDA Approval" means receipt of all approvals from the FDA required to market the Product in the Territory.

         "Fidia" means Fidia S.p.A., an Italian corporation in amministrazione straordinaria under the laws of Italy, with its principal place of business located at Via Ponte della Fabbrica 3/A, Abano Terme (PD), Italy.

         "GSI" has the meaning specified in Schedule B.

         "Indemnified Party" has the meaning specified in Article 10.3.

         "Indemnifying Party" has the meaning specified in Article 10.3.

         "License Agreement" has the meaning specified in Article 3.2(e).

         "Licensed Use" means the use of the Product in the Territory.

         "Marketing Plan" has the meaning specified in Article 2.1.

         "Minimum  Promotional  Amount"  has the  meaning  specified  in Article
5.3.4.

         "Minimum Unit Sales Amount" has the meaning specified in Article 5.3.5.

         "Net Sales" means the gross sales invoiced for the Product by Sanofi and its Affiliates to Third Parties less deductions:. (i) distribution, quantity and/or cash discounts, allowances and/or Rebates actually allowed or given, and transportation and insurance costs for shipments to customers; (ii) credits or refunds actually allowed for returned Units, and (iii) sales and other excise taxes directly related to that sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Sales between or among Sanofi and its Affiliates shall be excluded from the computation
                                       3
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of Net Sales  except  where such  Affiliates  are end users but Net Sales  shall include the subsequent final sales to Third Parties by such Affiliate. In the event of a Recall, Net Sales will be adjusted mutually between the Parties.

         "Net Selling Price" or "NSP" for any calendar period means Net Sales for that period divided by the number of Units, net of returns, sold by Sanofi and its Affiliates during the same period.

         "Nonsalable Returns" means Returns that cannot be resold.

         "OCU" means OrthoLogic's compensation per Unit, net of returns, which is calculated as the Net Selling Price minus the Trade Transfer Price minus payments made to Sanofi pursuant to Articles 6.2.2 (i) and (ii) of this Agreement.

         "OrthoLogic" has the meaning specified in the preliminary statements.

         "OrthoLogic's  Annual  Unit  Forecast"  has the  meaning  specified  in
Article 5.3.2.

         ".Party" means Sanofi or OrthoLogic and, when used in the plural, shall mean OrthoLogic and Sanofi.

         "Payment Period" means the period commencing on the first day of the launch of the Product and ending on the last day of each of the succeeding calendar quarters during the Term.

         "Person" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

         "Product" means Hyalgane hyaluronic acid sodium salt as an intra-articular device or drug for human use for the treatment of arthropathies, the manufacturing specifications of which are described in the License Agreement.
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         "Providing Party" has the meaning specified in Article 12.l..

         "Rebate" means the return of a payment or a charge back to the customer based on certain criteria set forth in the contract that the customer must meet for the contracted products and/or any Federal or state statutory requirements (i.e., market share, formulary acceptance, dollar volume or growth over some average).

         "Recall" shall mean any action (including replacement and repair) to correct misbranded, adulterated or unmarketable Product, which is either (i) specifically mandated by the FDA or other regulatory authorities; (ii) agreed upon by Sanofi and Fidia, or (iii) determined by either Sanofi or Fidia in good faith, after consultation with the other party, for reasons of safety, efficacy or other material Product defect materially affecting Product marketability.

         "Receiving Party" has the meaning specified in Article 12.l.

         "Renewal Term" has the meaning specified in Article 3.1.

         "Residual Period" has the meaning specified in Article 3.1 (a).

         "Returns" means the Product that is returned and attributable to the Target Audience.

         "Sample Product" means a Unit which is used to promote the use of "Hyalgan" at no cost to the Target Audience and which is provided by Fidia in reasonable quantities and identified with appropriate wording.

         "Sanofi" has the meaning specified in the preliminary statements.

         "Sanofi Group" has the meaning specified in Article 10.2.l.

         "Shared  Accounts"  means  accounts  which  are  involving   orthopedic
surgeons and other types of physicians who prescribe the Product, including, but
not   limited   to,   health   maintenance   organizations,   group   purchasing
organizations, co-operative purchasing groups and multi- disciplined practices.
                                       5
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         "Target  Audience"  means  orthopedic  surgeons,  who graduated from an accredited program, as well as accounts which are deemed to be "Shared Accounts" in the Territory, which shall use the Product for the Licensed Use.

         "Term" has the meaning specified in Article 3. 1.

         "Territory" means the USA, which includes the 50 states, the District of Columbia and USA military bases around the world.

         "Third Party" means any Person who or which is neither a Party nor an Affiliate of a Party.

         "Trademark" means the mark "Hyalgan" United States Registration No. 1,420,772 (12/16/86) owned by Fidia, and any other marks owned or controlled by Fidia and used by Sanofi pursuant to the License Agreement.

         "Trade Transfer Price" means an amount of 30% of Net Selling Price as defined in the License Agreement, provided, however, that during the first four
(4) years of the term of the License Agreement, the Trade Transfer Price shall not be less than Sixteen Dollars ($16.00) per Unit (the "Floor") nor more than Eighteen Dollars ($18.00) per Unit (the "Cap"). On or before September 30, 2001, the Floor and the Cap shall be negotiated in good faith by Sanofi and Fidia based upon the prevailing economic and competitive dynamics affecting the
marketplace.   If  Sanofi  and  Fidia  do  not  reach  agreement  prior  to  the commencement of the next calendar year, the Floor and the Cap agreed upon for the previous calendar year will be adjusted by an amount equal to the percentage increase or decrease in the all items index of the US Department of Labor (Bureau of Labor Statistics) Consumer Price Index ("CPI") for the USA from the base month of August 1999, provided, however, that at no time shall the annual increase or decrease exceed 4%. During the remainder of the term of the License Agreement, the new Floor and the new Cap will be annually adjusted by an amount equal to the percentage increase or decrease in the CPI from the base month of August 2001, provided, however, that at no time shall the annual increase or decrease exceed four percent (4%), nor
                                       6
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shall the Trade Transfer Price exceed 30% of Net Selling Price as defined in the
License Agreement.

         "Unit" means one (1) 2ml-vial or pre-filled syringe containing 20mg of the Product, as requested by Sanofi in its purchase order of the Product plus package insert.

         "USA" means the United States of America.

         "Wholesaler   Acquisition   Cost"   means   the   published   price   a
wholesaler/distributor will pay Sanofi for the Product.

         1.2  Interpretation - In  this  Agreement,  unless  a  clear   contrary
              intention appears:

                  (i) the singular number includes the plural number and vice versa;

                  (ii) reference to any person or entity includes such person's or entity's successors and assigns;

                  (iii) reference to this Agreement means such agreement as amended, modified or supplemented from time to time in accordance with the terms hereof;

                  (iv) reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder;

                  (v) "hereundee", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

                  (vi) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

                  (vii) relative to the determination of any period of time, "from" means "from and including to" and "to" means "to but excluding".
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                                   ARTICLE 11
                                   ----------
                                    COMMITTEE

         2.1 The Parties with FIDIA shall establish the Committee consisting of a mutually agreed number of employees of Sanofi, OrthoLogic and FIDIA, which shall meet periodically, as the Parties and FIDIA agree, but not less than every quarter. For purposes of the Committee, FIDIA's role will be advisory and observational. The Parties and FIDIA will meet to direct the marketing and promotion of the Product to the Target Audience, including, but not limited to the following: (a) to review and coordinate marketing and sales plans; (b) set sales forecasts; (c ) coordinate development and allocation by market of promotional materials; (d) discuss Detailing efforts for OrthoLogic; (e) discuss research and development activities of the Product; (f) report on the status of clinical studies; (g) establish sampling and marketing unit strategies and procedures; (h) establish and update Target Audience account lists; (i) establish and periodically review procedures for handling inquires to the Product, including but not limited to, medical, product inquires, technical, product complaints, safety issues and adverse reactions, and adverse events ; and (j) to discuss any other issues or topics concerning promotion of the Product. In particular, the Committee shall determine the initial plan for OrthoLogic's marketing and promotion of the Product to the Target Audience (the "Marketing Plan"). In addition, with respect to Shared Accounts, the Committee, on a quarterly basis, will approve, for purposes of Compensation, a percentage, which will vary from time to time based on a joint written presentation of the Parties from an account by account analysis performed by Sanofi Division Managers and OrthoLogic's Area Vice Presidents, to be used when calculating Attributable Units allocated from the Shared Accounts to OrthoLogic. Each Party shall have an equal opportunity to express its views regarding decisions to be taken by the Committee. In the event of a difference of opinion within the Committee regarding a decision, either Party shall be afforded an opportunity to convey its views to the senior executives of the other Party, but Sanofi shall have the ultimate decisional authority.
                                       8
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                                   ARTICLE III
                                   -----------
                              TERM AND TERMINATION

         3.1 Term. This Agreement shall continue in force for an initial period commencing as of the Effective Date and, unless sooner terminated as provided in this Agreement, shall terminate on December 31, 2002 unless renewed pursuant to
Article 3.1 (b) (the "Term"). Thereafter, Sanofi may, at its sole option, invoke one of the following:

                  (a) at the expiration of the Term or any Renewal Term, Sanofi shall pay to OrthoLogic an amount equal to 50% of the gross compensation paid OrthoLogic pursuant to this Agreement for the last calendar year, which will be paid on a quarterly basis during the next calendar year (the "Residual Period"); or

                  (b) Sanofi shall renew this Agreement under the same terms and conditions hereunder for an additional one (1) year period (the "Renewal Term")and the Minimum Sales Unit requirement for that year shall be at 50% of the last calendar year's Attributable Units; or

                  (c) Sanofi shall enter into a "revised" co-promotion agreement with OrthoLogic on terms and conditions established by the Committee that are mutually beneficial to the Parties.

         Sanofi shall notify OrthoLogic one hundred twenty (120) days prior to the expiration of the Term as to which option in Article 3.1 above Sanofi shall exercise.

         3.2 Termination. Notwithstanding the provisions of Article 3.1 above, this Agreement may be terminated in accordance with the following provisions:

                  (a) Either Party hereto may terminate this Agreement at any time upon written notice to the other Party if the other Party: (i) files a petition of any type as to its bankruptcy (which petition is not dismissed within ninety (90) days); (ii) is declared bankrupt; (iii) becomes insolvent;
(iv) makes an assignment for the benefit of creditors; (v) goes into liquidation or receivership; or (vi) otherwise loses legal control of its business;
                                       9
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                  (b) Either Party may  terminate  this  Agreement  upon written notice to the other Party if Minimum Unit Sales as described in Article 5.3.5 of this Agreement are not met.

                  (c) Either Party may terminate this Agreement upon written notice to the other Party if an event of Force Majeure continues for more than six (6) months as provided in Article XVIII below;

                  (d) Either Party may terminate this Agreement upon written notice to the other Party if the other Party is in material breach or default of this Agreement and not cured as provided in Article XIV of this Agreement;

                  (e) Sanofi may terminate this Agreement immediately upon the termination of the Exclusive License and Distribution Agreement made and entered into on the same date as the Effective Date by and between Fidia and Sanofi (the "License Agreement");

                  (f) Sanofi may terminate this Agreement upon thirty (30) days written notice to OrthoLogic in the event that conditions are not met as described in Article 5.3.4 and 5.3.5 of this Agreement

         3.3 Non-Compete. During the Term and for a period of one (1) year after the early termination or expiration of the Term, or any renewal thereafter, OrthoLogic shall not market, promote, distribute or sell in the Territory any Competitive Product.

         3.4 Effect of Termination. Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement

         3.5 Surviving Obligations. Notwithstanding any termination of this Agreement, the indemnification provisions of Article X of this Agreement and the confidentiality provisions of Article XII of this Agreement shall survive.
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                                   ARTICLE IV
                                   ----------
                            DISCLAIMER OF WARRANTIES
                             LIMITATION OF LIABILITY

         4.1 Warranty and Disclaimers and Limitations.

                  4.1.1 Sanofi warrants and represents that all quantities of the Product shall meet all specifications and quality standards described in the License Agreement, as may be amended from time to time by Sanofi and Fidia, and that Sanofi shall adhere to all applicable governmental laws and regulations relating to the distribution, sale and shipment of the Product in the Territory. Sanofi further warrants that all necessary approvals from government agencies relating to the sale of the Product hereunder have been obtained.

                  4.1.2 THE LIMITED WARRANTY PROVIDED IN ARTICLE 4.1.1 IS SANOFI'S SOLE WARRANTY WITH RESPECT TO THE PRODUCT AND IS MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE. SANOFI MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCT.

         4.2 Limitation of Liability. EXCEPT WITH RESPECT TO CLAIMS FOR INDEMNIFICATION UNDER ARTICLE X OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OR PROFITS, REVENUE, DATA OR USE, INCURRED BY THE OTHER PARTY, WHETHER IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
                                       11
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                                    ARTICLE V
                                    ---------
                            CO-PROMOTIONAL ACTIVITIES

         5.1 Appointment. Sanofi hereby appoints OrthoLogic as its exclusive co-promotion marketing agent for sales of the Product to the Target Audience as specified in Section 3.3. 1. OrthoLogic and Sanofi shall use commercially reasonable efforts to simultaneously (i) conduct the training for each Party's respective sales organization and (ii) commence Detailing. OrthoLogic will not appoint sub-agents without Sanofi's prior written approval, except that OrthoLogic is permitted to utilize independent contractors equal to 10% of their sales force at any one time during the Term.

         5.2 Publicity. Neither Party shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or its terms without the prior written consent of the other Party except as and to the extent that such Party shall be obligated by law, rules or regulations of any governmental or regulatory body. Notwithstanding the foregoing, the Parties hereto agree to prepare a mutually agreeable press release for dissemination subsequent to the execution hereof.

         5.3 OrthoLogic's Obligations.

                  5.3.1 Marketing and Forecasts. OrthoLogic shall use best efforts to market and promote the Product to the Target Audience and shall conduct face to face Detailing with a minimum of 50% of the Target Audience at least six (6) times per calendar year during the Term and shall afford Sanofi a reasonable opportunity to verify the level of such promotional activity by providing, among other things, OrthoLogic's internal promotional sales activity reports. OrthoLogic shall maintain an adequate and competent marketing and sales organization for Detailing to the Target Audience and agrees to promote the Product by accepted promotional practices and in accordance with FDA requirements.

                  5.3.2 Annual Unit Production Forecast. OrthoLogic shall advise Sanofi in writing on or before the 15" day of September for each year of this Agreement as to its estimated Unit requirements, exclusive of Samples, for the next Contract Year ("OrthoLogic's Annual Unit Forecast"). OrthoLogic shall advise Sanofi as well for the Unit requirements for
                                       12
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the Product Samples for the following  Contract Year.  OrthoLogic's  Annual Unit
Forecast and the requirements for the Product Samples shall be provided by OrthoLogic on a monthly-based schedule. OrthoLogic further agrees that, to the extent its failure to achieve the Unit Sales equal to OrthoLogic's Annual Unit Forecast requires Sanofi to incur additional inventory carrying charges, that these additional charges shall be borne by OrthoLogic and deducted from payments to OrthoLogic.

                  5.3.3 Record Keeping. OrthoLogic shall maintain complete and accurate records regarding its performance hereunder for such periods as may be required by applicable law.

                  5.3.4 Promotional Materials. OrthoLogic shall be responsible, at its own sole expense and cost, for the advertising, promotion and medical education of the Target Audience, including, but not limited to, the distribution of promotional materials provided by Sanofi or Fidia pursuant to
Section 5.4.6 below, samples, reminder pieces, promotional materials, seminars, symposia, luncheons and Continuing Medical Education programs. OrthoLogic agrees to spend at a minimum the amounts specified in Schedule A, which is attached hereto and made part of this Agreement, in connection with the foregoing during the Term (the "Minimum Promotional Amount"). Notwithstanding the foregoing, the Minimum Promotional Amount shall specifically exclude costs and expenses associated with OrthoLogic's sales force, managed care, sales support and marketing personnel expenses. OrthoLogic shall not use any promotional materials for the Product other than materials provided by Sanofi or Fidia, or except as developed by OrthoLogic and expressly authorized in advance of use in writing by Sanofi. The cost of any such authorized (i.e., non-Sanofi) materials shall be borne by OrthoLogic. OrthoLogic shall provide Sanofi with copies of all head office correspondence to its field sales force with regard to promotion of the Product.

                  5.3.5 Minimum Unit Sales. OrthoLogic agrees that Attributable Units will be equal to or greater than 50% of , 425,000 and 450,000 for Contract years 4 and 5 respectively (the "Minimum Unit Sales").

                  5.3.6 Performance. Anything in this Agreement to the contrary notwithstanding, if any performance or activity of OrthoLogic, that is required or contemplated by this
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Agreement,  is  prevented  or impeded  by any action of Fidia or Sanofi,  by any
Force Majeure under Article XVIII of this Agreement or by any other condition or event beyond the control of OrthoLogic, (i) any failure or shortfall in OrthoLogic's performance shall be excused for the duration of the condition or event; (ii) an identical amount of time shall be added to any time period contemplated by this Agreement which is affected by such delay; and (iii) an equitable adjustment shall be made with respect to any quantitative requirements to address such factors as reallocation of resources by OrthoLogic and loss of momentum in the marketplace.

         5.4 Sanofi's Obligations.

                  5.4.1 Product Supply. Sanofi shall use commercially reasonable efforts to supply the Product for customer orders on a timely basis. If the Product becomes unavailable, including a recall, during the Term for any reason and the period of such unavailability extends beyond two (2) months, OrthoLogic's Detailing obligation as set forth in Article 5.3.1 herein above shall be suspended. If the period of unavailability extends beyond six (6) months, then, either Party may upon sixty (60) days prior written notice to the other Party terminate this Agreement without further obligation, except for obligations already accrued.

                  5.4.2 Sale Prices and Term. All sales of the Product shall be at prices and upon terms established by Sanofi in conjunction with Article 11 of this Agreement and Sanofi shall have the right, in its sole discretion, from time to time, to establish, change, alter or amend prices and other terms and conditions of sale, provided that it provides OrthoLogic with at least seven (7) days written notice in advance of any such change. The Parties agree that it may be necessary from time to time to offer customers discounts from the established list prices. Periodically, Committee will establish guidelines for the amount and duration of such discounts. OrthoLogic shall not process orders for the Product, or make price quotations or delivery promises without Sanofi's prior written approval, provided, however, that OrthoLogic is permitted to have its sales force complete Sanofi approved order forms and submit the order forms to Sanofi.

                  5.4.3 Processing Orders. Sanofi is responsible for the Product distribution in the Territory. All orders received by Sanofi are subject to its approval and acceptance and Sanofi reserves the right to accept, reject, in whole or in part, any or all orders received and/or accepted for the Product at any time, for any reason. If OrthoLogic receives any orders it shall refer such to Sanofi. All the Product sales shall be invoiced by Sanofi and shall be made in accordance with Sanofi's terms and conditions of sale including, without limitation, prices, credit terms, cash discounts, returns and allowances. Sanofi shall be responsible for all credit risks and collections of all payments due from customers for the shipped Product. Sanofi shall not be liable to OrthoLogic for any rejection, cancellation or modification of any customer order referred to Sanofi by OrthoLogic, or any failure to deliver the Product ordered pursuant to such order.

                  5.4.4 Delivery of the Product. Sanofi shall ship and deliver the Product to customers placing orders pursuant to this Agreement. As between OrthoLogic and Sanofi, all risk of loss or damage to or destruction of the Product shall be borne by Sanofi.

                  5.4.5 Invoicing. Sanofi shall invoice the customer for the Units ordered and shipped pursuant to such order.

                  5.4.6 Promotional Materials. Sanofi shall supply at OrthoLogic's sole expense, reasonable quantities of relevant promotional materials at Sanofi's cost to OrthoLogic at a fixed location as OrthoLogic may specify. If OrthoLogic requests shipment to more than one location, it shall bear the incremental expense thereof. All such promotional material shall comply with FDA regulations.

                  5.4.7 Training. Sanofi shall be responsible for providing reasonable quantities of existing training materials to OrthoLogic's sales force and shall make available at times and places to be agreed reasonable numbers of Sanofi personnel for training purposes. Sanofi and OrthoLogic agree to, prior to the date of the Product launch, a co-launch meeting which shall be held at a time and place mutually agreed to by the Parties. Sanofi and OrthoLogic shall each be responsible for their respective travel and accommodation expenses associated with sending their employees and representatives to said co-launch meeting. Sanofi and OrthoLogic shall share all other costs and expenses associated with said co-launch meeting in proportion to the number of their respective attendees.

                  5.4.8 Access to Account Files. Sanofi shall provide OrthoLogic with access to account files purchased by Sanofi from the distributor showing Units purchased by account. If OrthoLogic wishes to access information not purchased by Sanofi, Sanofi will authorize such access, but at OrthoLogic's expense.

                  5.4.9 Sampling. Sanofi shall supply to OrthoLogic, in reasonable quantities, the Sample Product at a cost of 50% of the Trade Transfer Price for the first twelve (12) months of the Term and 75% of the Trade Transfer Price for the remainder of the Term consistent with OrthoLogic's forecast.

                                   ARTICLE VI
                                   ----------
                           COMPENSATION / OBLIGATIONS

         6.1 Compensation.

                  6.1.1 Commission to OrthoLogic:

         As compensation hereunder, OrthoLogic shall be paid by Sanofi an amount equal to the Attributable Units times OCU, as illustrated in the example in Schedule B attached hereto and made part of this Agreement. OrthoLogic's commission payments shall be made monthly by Sanofi within ten (10) business days of receipt of wholesaler report and shall equal thirty five percent (35%) of Net Sales attributable to Target Audience for that month. Within thirty (30) days after the end of each calendar quarter, the commission paid to OrthoLogic shall be adjusted and payments made between the Parties within ten (10) business days, based on the actual Attributable Units times OCU in that quarter.

                  6.1.2 If at any time during the Term, the GSI is less than Seventy Dollars ($70.00), the Parties mutually agree to discuss a revised commission structure.

         6.2 Obligations.

                  6.2.1 (i) Milestone Payments to Fidia. OrthoLogic agrees to pay Fidia the below listed milestone payments to be received by Sanofi, on behalf of Fidia, in connection with the

Product and which payments shall be directly passed through to Fidia. The total of these milestone payments will not be less than Four Million Dollars ($4,000,000) and shall be paid as follows:

                  (a) One Million Dollars ($1,000,000) payable upon execution of this Agreement;

                  (b) One Million Dollars ($1,000,000) payable six (6) months after the launch of the Product by OrthoLogic;

                  (c) One Million Dollars payable twelve (12) months after the launch of the Product by OrthoLogic; and.

                  (d) One Million Dollars payable eighteen (18) months after the launch of the Product, but not later than December 31, 1998.

                           (ii) OrthoLogic  agrees to pay Sanofi a royalty which
will be passed through to Fidia on combined annual Net Sales of Sanofi and OrthoLogic in excess of $30 Million Dollars. The Parties shall share the 10% royalty payment due Fidia in accordance with the respective Party's pro rata share of combined sales for that year. Sanofi will invoice OrthoLogic any amount due on a quarterly basis and OrthoLogic will pay said amounts within 10 business days. The aggregate royalty payments by OrthoLogic and Sanofi to Fidia shall not exceed $20 Million Dollars for the term of the License Agreement. At any time during the Term, if the GSI is less than Seventy Dollars ($70.00), the Parties mutually agree to discuss a lower royalty rate.

         6.2.2.   Obligations to Sanofi:

                  OrthoLogic agrees to compensate Sanofi the following:

                           (i) A Royalty  equal to 10% of the Net Selling  Price
per Unit times the Attributable Units.

                           (ii)  Overhead in the amount  equal to $6.75 per Unit
times the Attributable Units. This amount shall be fixed for a period of 12 months from the Effective Date, thereafter the per Unit amount shall be adjusted annually by an amount equal to the percentage increase or decrease in the all items index of the US Department of Labor (Bureau of Labor Statistics) Consumer Price Index ("CPI") for the USA from the base month of August 1997, provided, however, that at no time shall the annual increase or decrease exceed four percent (4%).

                                   ARTICLE VII
                                   -----------
                               REPORTS AND RECORDS

         7.1 Reports. Sanofi shall keep true and accurate accounts of Actual Unit Sales and the OCU and of sums payable to OrthoLogic hereunder. Commencing with the Product launch under this Agreement and at the end of every calendar quarter thereafter, Sanofi shall deliver to OrthoLogic written sale and payment reports containing the calculations by Units or other forms or reports used to compute payments due OrthoLogic hereunder for the Payment Period covered by the report. Each sale and payment report and other reports required hereunder shall be delivered within forty-five (45) business days after the end of the Payment Period which it covers.

         7.2 Examination of Records. During the Term and for a period of two (2) years thereafter, OrthoLogic shall have the right, at its own expense, to have a public accounting firm, to which Sanofi has no reasonable objection, examine the relevant books and records of account of Sanofi during reasonable business hours not more often than once each calendar year, to determine whether accurate accounting and payment have been made by Sanofi hereunder. The public accounting firm shall treat as confidential, and shall not disclose to OrthoLogic, any information other than information which relates to the accuracy of Sanofi's accounting of amounts payable hereunder to OrthoLogic.

                                  ARTICLE VIII
                                  ------------
                          TRADEMARK AND CORPORATE NAME

         8.1 Use of Trademark. OrthoLogic shall use the Trademark only in the form, manner, and logotype, including identifying the Trademark by any necessary notices of Trademark registration, specifically approved by Sanofi unless the Parties agree together, in writing, on further uses of the Trademark.

         8.2 Acknowledgment. Sanofi represents that it has certain rights to the Trademark and that all rights accruing from its use shall inure to the benefit of Sanofi. OrthoLogic agrees not to contest or deny the validity of the Trademark or Sanofi's rights to the Trademark. OrthoLogic agrees that it will not register the Trademark or any colorable imitation thereof or in any way assist a Third Party to do so.

         8.3 Rights on Termination. OrthoLogic agrees that, following termination of this Agreement for any reason, it will claim no right, title or interest in, or any right to use the Trademark by reason of its previous activities under this Agreement. Immediately upon termination of this Agreement, OrthoLogic shall cease all use of the Trademark and shall turn over to Sanofi or destroy all stocks of advertising and promotional materials which use the Trademark.

         8.4 Use of Corporate Names. It is the intent of the Parties to promote sales of the Product through the use of their respective corporate names. Except as otherwise authorized pursuant to this Article VIII or required by Federal or state laws and regulations, the Parties agree that each will obtain the consent of the other Party prior to using the other Party's corporate name, which consent shall not be unreasonably withheld.

                                   ARTICLE IX
                                   ----------
                     FOOD AND DRUG ADMINISTRATION COMPLIANCE
                          AND DISCONTINUANCE OF PRODUCT

         9.1 Relations with the FDA. Sanofi and Fidia, as applicable, shall be responsible for all interactions with the FDA regarding the Product, including the filing of required reports, but shall keep OrthoLogic informed of such contacts insofar as they relate to the Target Audience.

         9.2 Relationship with Customers. OrthoLogic shall have all inquires relating to the Product including, but not limited to, medical, product inquires, technical, product complaints, safety issues and adverse reactions, adverse events routed directly to Sanofi Medical staff. OrthoLogic will develop, in cooperation with Sanofi, a system to immediately forward requests from Customers associated with the Product to Sanofi.

         9.3 Complaints and Records.

                  9.3.1 Complaints. The Parties agree to report to each other any and all complaints and medical device reports (as per FDA regulations), including, but not limited to, adverse reactions, product anomalies or stability problems relative to or having a bearing on the Product or its performance (collectively, the "Complaint") which they receive with respect to the Product within the time required by applicable law and regulations. In any event, the Party learning of the Complaint will notify the other Party as soon as possible the next working day . For purposes of this Agreement, Sanofi will assume responsibility for reporting the Complaint to the FDA as provided in the License Agreement. In any event, either Party shall promptly notify the other of any Complaint received by such Party in sufficient detail and in sufficient time to allow compliance with any and all regulatory requirements imposed in the Territory.

                  9.3.2 Records. Each of Sanofi and OrthoLogic shall maintain a record of all Complaints which they receive. Each Party shall have the right, upon reasonable notice and at reasonable intervals during normal business hours, to examine the complaint files, medical device reports, and other filings or records of the other Party, which are related to the Product.

         9.4 Recall. In the event that Sanofi and/or Fidia determines that an event, incident or circumstance has occurred which may result in the need for removal of the Product from the market, in whole or in part, it shall advise and consult OrthoLogic with respect thereto. If Sanofi and/or Fidia removes the Product from the marketplace, Sanofi and Fidia shall be responsible as provided in the License Agreement for the recall process including communications with the FDA and shall bear all costs and expenses of recall, including, without limitation, expenses or obligations to Third Parties, the cost of notifying customers and costs associated with shipment of the recalled Product from a customer to Sanofi or Fidia, provided, however, that if the Recall results from an action by OrthoLogic, OrthoLogic shall promptly pay all costs and expenses of Sanofi and Fidia in connection with the Recall.

         9.5 Record Keeping. Sanofi shall maintain complete and accurate records, for such periods as may be required by applicable law, but in no event less than three (3) years, of all the Product sold by it.

         9.6 Discontinuance. Sanofi or Fidia may at any time make changes in, or discontinue the manufacture, sale or use of the Product if safety, regulatory, or manufacturing reasons, in Sanofi's or FIDIA's opinion warrant such action. Sanofi shall promptly notify OrthoLogic of any discontinuance or significant change in the Product, giving OrthoLogic as much notice as reasonably possible under the circumstances, attempting, in any event, to provide OrthoLogic at least six (6) months' advance notice of any discontinuance.

                                    ARTICLE X
                                    ---------
                                 INDEMNIFICATION

         10.1 Indemnification by Sanofi.

                  10.1.1 Indemnification by Sanofi. Except for any Claims (defined below) arising under Article 10.2, Sanofi shall indemnify, defend and hold OrthoLogic harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorney's fees (collectively, "Claims"), which OrthoLogic may incur by reason of any Claims (a) alleging that the Product or the Trademark, or their use as provided hereunder, violate any patent, trademark, trade secret, know-how or other intellectual property rights of any sort; (b) resulting from an injury, illness or death of any Person, to the extent that such Claim arises out of or results from the tortious conduct or inaction of Sanofi or its officers, employees or agents in connection with the Product; ( c) arising out of or resulting from the material breach of Sanofi's representations and warranties in Article 17.2 of this Agreement; or (d) resulting from injury, illness or death of any person arising out of or relating to the distribution or use of the Product.

                  10.1.2 If such Claim in Article 1 0.1.1 above arises in whole or in part from OrthoLogic's tortious conduct or inaction, then the amount of such Claim that Sanofi shall indemnify OrthoLogic for pursuant to Article 10.1.1 above shall be reduced by an amount in proportion to the percentage of OrthoLogic's responsibilities for such Claim as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

         10.2 Indemnification by OrthoLogic.

                  10.2.1 Indemnification by OrthoLogic. Except for any Claims arising under Article 10.1 above, OrthoLogic shall indemnify, defend and hold Sanofi and its Affiliates and their respective officers, directors, employees and agents (the "Sanofi Group") harmless from and against all Claims, which the Sanofi Group may incur by reason of any Claims (a) arising out of the activities of OrthoLogic's marketing, promotion and sales efforts which are not authorized by Sanofi pursuant to this Agreement; (b) any breach by OrthoLogic of its representations or obligations under this Agreement; (c ) resulting from an injury, illness or death of any Person, to the extent that such Claim arises out of or results from the tortious conduct or inaction of OrthoLogic or its officers, employees or agents in connection with the Product; or (d) arising out of or resulting from any material breach of OrthoLogic's representations and warranties in Article 17.2 of this Agreement above.

                  10.2.2 If such Claim in Article 10.2 above arises in whole or in part from the Sanofi's tortious conduct or inaction, then the amount of such Claim that OrthoLogic shall indemnify the Sanofi Group for pursuant to Article
10.2.1 above shall be reduced by an amount in proportion to the percentage of Sanofi's responsibilities for such Claim as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

         10.3 Indemnification Procedure. The party seeking indemnification under this Article X (the "Indemnified Party") shall (a) give the other party (the "Indemnifying Party") notice of the relevant Claim, (b) reasonably cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such Claim, and (c ) give the Indemnifying Party the sole right to control the defense and settlement of any such Claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld. The Indemnified Party shall have no authority to settle any Claim on behalf of the Indemnifying Party. The Indemnified Party may, at its option and its own expense, participate in the defense of any such claim with legal counsel of its own choice.

                                   ARTICLE XI
                                   ----------
                                    INSURANCE

         11.1 Unless otherwise agreed to in writing, each Party shall, at its own expense, carry and maintain during the Term, with companies satisfactory to the other, product liability insurance against losses arising out of, including, but not limited to, its activities in respect to the distribution, the marketing, promotion and sale of the Product and all components thereof, naming the other Party as an additional named insured under such policy (or policies) of insurance, and in an amount of not less than Five Million Dollars ($5,000,000) per occurrence and in the annual aggregate. Such policy (or policies) of insurance shall contain a Broad Form Vendors Endorsement, and shall be written on an occurrence basis, or if on a claims made basis shall have a retroactive date at least equal to the Effective Date. Each Party agrees that it shall provide to the other Party within thirty (30) days of the Effective Date, and from time to time thereafter upon the Parties reasonable request, a certificate of insurance evidencing compliance with these provisions.

                                   ARTICLE XII
                                   -----------
                            CONFIDENTIAL INFORMATION

         12.1 Sanofi and OrthoLogic agree that all materials, documents and information provided to them or their employees or agents by the providing Party hereto (the "Providing Party") and all information developed by the Party receiving said materials, documents and information (the "Receiving Party") exclusively pursuant to this Agreement, is and shall be considered as confidential information to the Providing Party (collectively, the "Confidential Information") and the sole property of the
Providing Party. The Receiving Party agrees to hold such Confidential Information in strict confidence for five (5) years after the expiration of the Term and shall disclose the Confidential Information to the Receiving Party's respective agents, employees, officers and directors, and representatives only on a need-to-know basis and only if the foregoing Parties are bound and obligated by the same provisions of confidentiality as used by the Receiving Party; provided that (a) the Receiving Party will have no obligations with respect to any Confidential Information that is now or later becomes publicly available through no fault of the Receiving Party, (b) the Receiving Party obtains such Confidential Information from a Third Party entitled to disclose it, (c ) the Receiving Party already has in its possession such Confidential Information as indicated in its written records, or (d) such Confidential Information is required by any law, rule, regulation, order, decision, decree or subpoena or other judicial, administrative or legal process to be disclosed, provided, however, that the Receiving Party gives the Providing Party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and thereafter discloses only the minimum Confidential Information required to be disclosed in order to comply. The Receiving Party shall include in its contracts with their respective agents, subcontractors, employees, officers and directors, and representatives, confidentiality undertaking consistent with this Article XII.

         12.2 Upon the expiration of the Term, the Receiving Party will promptly return to the Providing Party or destroy or delete, as appropriate, all of the Confidential Information, as well as all written material or electronic storage which incorporates any Confidential Information, except that one (1) copy of the Confidential Information may be retained for archival purposes.

         12.3  The  Receiving   Party   acknowledges   that  the  disclosure  of
Confidential Information without the Providing Party's express written permission will cause the Providing Party irreparable harm and that the breach or threatened breach of the nondisclosure provisions of Article XII of this Agreement will entitle the Providing Party to injunctive relief, in addition to any other legal remedies that may be available to it.

         12.4 All obligations of confidentiality and non-disclosure set forth in this Agreement will survive, without limitation, upon expiration of the Term.

                                  ARTICLE XIII
                                  ------------
                           RELATIONSHIP OF THE PARTIES

         13.1 Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the Parties, and each of the Parties shall in all matters connected herewith be independent contractors. Except as required by this Agreement, which provides for OrthoLogic to represent Sanofi in the promotion of the Product, neither of the Parties shall hold itself out as the agent of the other, nor shall either of the Parties incur any indebtedness or obligation in the name of, or which shall be binding on the other, without the prior written consent of the other. The personnel of Sanofi are paid by Sanofi and the personnel of OrthoLogic are paid by OrthoLogic, and each Party assumes full responsibility for its own personnel under the laws and regulations of governmental authority in the Territory. In the event that either of the Parties violates the provisions of this Article XIII, said Party shall indemnify the other against any debt or obligation so incurred and shall hold the other Party harmless therefrom.

                                   ARTICLE XIV
                                   -----------
                        TERMINATION FOR BREACH OR DEFAULT

         14.1 In addition to the provisions of Article III hereof, either Party may terminate this Agreement for material breach or default if such material breach or default is not cured within ninety (90) days after the giving of notice by the other Party specifying such breach or default. In addition, OrthoLogic may terminate upon the discontinuance of manufacture, sale or use of the Product by Sanofi.

         14.2 In promoting sale of the Product, OrthoLogic agrees to act in accordance with accepted marketing standards and FDA requirements. If Sanofi believes that OrthoLogic has breached or is in default of this Agreement for failure to comply with such standards or requirements, Sanofi will give OrthoLogic prompt notice thereof, and the Parties will work together to cure any breach or default. If the breach or default is not cured within ninety (90) days after the giving of the notice described in the preceding sentence, Sanofi may terminate this Agreement.

         14.3 The failure of either Party to terminate pursuant to this Article XIV shall not preclude said Party from thereafter terminating for any subsequent violation whether similar or not.

                                   ARTICLE XV
                                   ----------
                             PROPERTY OF THE PARTIES

         15.1 In the event of termination of this Agreement for whatever cause, in addition to either Party's obligations hereunder, a Party in possession of property of the other Party shall return such property to the other Party or its designee no later than thirty (30) days after the effective date of termination.

                                   ARTICLE XVI
                                   -----------
                                INJUNCTIVE RELIEF

         16.1 The Parties acknowledge that the covenants in Article XII of this Agreement in respect of the Confidential Information it obtains hereunder are unique and integral to this Agreement and that monetary damages would be an inadequate remedy at law in the event of a breach. For that reason, the Parties consent that such covenants shall be enforceable in a court of equity by temporary or permanent injunction, restraining order or a decree of specific performance. The remedies provided above shall be cumulative and not exclusive, and in addition to any other remedies which the other Party may have under this Agreement or applicable law.

                                  ARTICLE XVII
                                  ------------
                     GENERAL REPRESENTATIONS AND WARRANTIES

         17.1 Representation and Warranties of OrthoLogic. OrthoLogic hereby represents and warrants to Sanofi that:

                  17.1.1 it is a corporation duly organized, validly existing and in good standing under the laws of the state and country of its incorporation and has the corporate power to own its assets and properties and to carry on its business as now being and heretofore conducted;

                  17.1.2 OrthoLogic is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

                  17.1.3 the execution, delivery and performance of this Agreement have been duly authorized, do not violate its certificate of incorporation, by laws or similar governing instruments or applicable law and do not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound; and

                  17.1.4 it shall promote,  market, and sell the Product only in accordance  with the term of this  Agreement  (including,  but not  limited  to,
Article 14.2 of this Agreement and the Marketing Plan), and shall not take customer orders or distribute the Product except as expressly provided hereunder.

         17.2 Representation and Warranties of Sanofi. SANOFI hereby represents and warrants to OrthoLogic that:

                  17.2.1 it is a corporation duly organized, validly existing and in good standing under the laws of the state and country of its incorporation and has the corporate power to own its assets and properties and to carry on its business as now being and heretofore conducted;

                  17.2.2 Sanofi is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

                  17.2.3 the execution, delivery, and performance of this Agreement have been duly authorized, do not violate its certificate of incorporation, by-laws or similar governing instruments or applicable law and do not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound;

                  17.2.4 to the best of Sanofi's knowledge,  the Product and the
Trademark, and their use as permitted or contemplated hereunder, do not infringe upon any Third Party intellectual property rights, including, without limitation, any Patent, trademark, copyright or trade secret; and

                  17.2.5 that Sanofi has taken commercially reasonable efforts to secure a source of supply of the Product under the License Agreement for purposes of this Agreement.

         17.3 Joint Representations of the Parties. Sanofi and OrthoLogic hereby represent and warrant the following:

                  17.3.1 that Fidia is a third party beneficiary with respect to payment of the milestone payments described in Article 6.2.1 of this Agreement. The Parties agree that upon written request by Fidia, Sanofi shall assign to Fidia, without recourse, all right, title and interest of Sanofi in said milestone payments, including any cause of action arising thereunder against OrthoLogic.

                                  ARTICLE XVIII
                                  -------------
                                  FORCE MAJEURE

         18.1 Neither Party shall be liable for any default or delay in such Party's performance if such default or delay is caused by any event beyond the reasonable control of such Party, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, power failure or other similar event; provided, however, that such performance shall be excused only to the extent of and during such disability. The Party so affected will give prompt notice of such event, and shall use its commercial reasonable effort to avoid, remove, or alleviate such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

                                   ARTICLE XIX
                                   -----------
                            SUCCESSORS AND ASSIGNMENT

         19.1 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as stated herein, neither Party shall assign any rights or obligations under this Agreement without the prior written consent of the other Party. Any purported assignment in violation of the preceding sentence shall be void. Either Party may assign any rights or obligations under this Agreement without the written consent of the other Party to, an Affiliate or to a purchaser of all or substantially all of the assets to which this Agreement relates, whether by merger or acquisition. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

                                   ARTICLE XX
                                   ----------
                        ENTIRE AGREEMENT - MODIFICATIONS

         20.1 This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing, making specific reference to this Agreement, and signed duly by authorized representatives of both Parties.

                                   ARTICLE XXI
                                   -----------
                               COMPLIANCE WITH LAW

         21.1 Each Party shall comply with, and shall not be in violation of, any valid applicable, federal, state or local statutes, laws, ordinances, rules, regulations, or other governmental orders including, without limitation, those of the FDA which materially affect the research, purchase, promotion, sale, manufacture, shipment, distribution or storage of the Product in the Territory.

                                  ARTICLE XXII
                                  ------------
                                  SEVERABILITY

         22.1 If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, that the Parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the Parties.

                                  ARTICLE XXIII
                                  -------------
                      DISPUTE RESOLUTION AND GOVERNING LAW

         23.1 Dispute Resolution. The Parties agree that any disputes between them concerning this Agreement shall be resolved by a meeting or meetings between the senior executives of Sanofi and OrthoLogic and other Parties familiar with this Agreement as determined by such senior executives. In the event that Sanofi and OrthoLogic are unable to satisfactorily resolve the dispute(s) as specified herein within 30 calendar days, then such disputes shall be finally settled in accordance with Articles 23.2, 23.3 and 23.4.

         23.2 Governing Law. This Agreement is a New York contract. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law doctrine of such state.

         23.3 Consent to Jurisdiction.

                  23.3.1 Any claim, suit, action or proceeding arising out of or in any way relating to this Agreement shall be adjudicated by a court of competent jurisdiction in the State New York, City of New York, County of New York, with respect to any claim, suit, action or proceeding arising out of or in any way relating to this Agreement, and undertake to bring any such claim, suit, action or proceeding against the other Party only in said courts in the State of New York, City of New York, County of New York.

                  23.3.2 Each Party hereto irrevocably waives, to the fullest extent permitted by applicable law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding hereunder brought in the courts of the State of New York or of the United States sitting in the Borough of Manhattan and any claim that any proceeding hereunder brought in any such court has been brought in an inconvenient forum.

         23.4 Jury Waiver. Sanofi and OrthoLogic hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement or the relationship established hereunder.

                                  ARTICLE XXIV
                                  ------------
                                     WAIVER

         24.1 No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the Party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation, or agreement.

                                   ARTICLE XXV
                                   -----------
                                  SURVIVABILITY

         25.1 The provisions of this Agreement that are expressly or by their sense and context intended to survive the termination of this Agreement shall do so.

                                  ARTICLE XXVI
                                  ------------
                                     NOTICES

         26.1 Any notice, consent or approval permitted or required under this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by recognized domestic overnight courier or by facsimile to the addresses set forth below or to such other address in the USA as the Party to whom notice is to be given has furnished in writing to the other Party. A notice of change in address shall not be deemed to have been given until received by the addressee.

If to OrthoLogic:        OrthoLogic Corp.
                         2850 South 36th Street
                         Phoenix, Arizona 85034
                         Attn:  Chairman/CEO
                         Fax: (602) 470-7080

                         with copy to:

                         Quarles & Brady
                         One Camelback Road
                         Suite 400
                         Phoenix, AZ 85012
                         Fax: (602) 230-5598


If to Sanofi:            Sanofi Pharmaceuticals, Inc.
                         90 Park Avenue
                         New York, New York 10016
                         Attn:  President
                         Fax:   (212) 551-4900

                         with copy to:

                         Sanofi, Inc.
                         90 Park Avenue
                         New York, New York 10016
                         Attn: General Counsel
                         Fax- (212) 551-4921

All notices shall be deemed to be effective on the date of receipt.

                                  ARTICLE XXVII
                                  -------------
                                    HEADINGS

         27.1 The descriptive headings in this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

                                 ARTICLE XXVIII
                                 --------------
                                    LANGUAGE

         28.1 The governing language of this Agreement is English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation into any other language.

                                  ARTICLE XXIX
                                  ------------
                             EXHIBITS AND SCHEDULES

         29.1 Each of the exhibits and schedules to this Agreement forms an integral part hereof and is incorporated herein by reference.

                                   ARTICLE XXX
                                   -----------
                              NO THIRD PARTY RIGHTS

         30.1 Except as otherwise provided herein, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties hereto.

                                  ARTICLE XXXI
                                  ------------
                                  COUNTERPARTS

         31.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                                  ARTICLE XXXII
                                  -------------
                                    CURRENCY

         32.1  In  this  Agreement,   unless  expressly  stated  otherwise,  all
references to money payments mean lawful currency of the USA and payment in that currency.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ORTHOLOGIC CORP.                                SANOFI PHARMACEUTICALS, INC.

By: /s/ Allan M. Weinstein                   By:  /s/ George M. Doherty
   ------------------------------               --------------------------------
Name:   Allan M. Weinstein                   Name:    George M. Doherty
     ----------------------------                 ------------------------------
Title:     Chairman/CEO                      Title:     President and CEO
      ---------------------------                  -----------------------------

                                   Scheduled A

                           Minimum Promotional Amount
                                     ($000)


                         1997(1)   1998      1999      2000      2001      2002
                         ----      ----      ----      ----      ----      ----
Promotional
Spend                    $ 750    $1,500    $2,000    $2,750    $2,750    $2,750



(1) Launch Period (Effective Date to December 31, 1997).

                                  Schedule B(1)

         OrthoLogic Compensation Schedule for Illustrative Purposes Only
               (Example: $100.00 WAC, 1000 Units Sold, 4% Returns)

                                                Price      Units       Sales        OCU
                                                           Sold
-------------------------------------------------------------------------------------------
Wholesaler Acquisition Cost (WAC):           $ 100.00
         Quantity Discounts                       0%
         Free Goods                               0%
Gross Sales Invoice: ("GSI"):                $ 100.00      1000      $100,000
    Less:
         Distribution (% GSI)                     7%                 $  7,000
         Rebates (% GSI)                          5%                 $  5,000
         Returns (% GSI)                          4%         40      $  4,000
         Discounts (% GSI)                        3%                 $  3,000
Net Selling Price Per Unit "NSP":            $  81.00       960      $ 81,000    $   84.38
    Less:
         Trade Transfer Price (% of NSP)     $  18.00       960      $ 17,280    $   18.00
         Nonsalable Returns                     18.00        10      $    180    $    0.19
         Overhead to Sanofi                      6.75       960      $  6,480    $    6.75
         Royalty to Sanofi (% of Net Sales)      10%                    8,100    $    8.44
Payment to OrthoLogic:                                               $ 48,960    $   51.00


(1) The referenced Net Sales deductions are consistent with and reflect the entirety of the deductions contained in the Net Sales definition.